Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

DIGITAL MUSIC GROUP, INC.

AND

DIGITAL MUSICWORKS INTERNATIONAL, INC.

Dated as of September 12, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Non-Competition Agreement

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THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of September 12, 2005 by and among Digital Music Group, Inc., a Delaware corporation (“Acquiror”) and Digital Musicworks International, Inc., a California corporation (the “Company”).

RECITALS

A. The boards of directors of each of Acquiror and the Company believe it is in the best interests of each company and its respective stockholders that Acquiror acquire the Company through the statutory merger of Company with and into Acquiror (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company (the “Company Capital Stock”) shall be converted into the right to receive shares of Acquiror Common Stock as set forth herein.

C. Acquiror shall not assume any of the Company’s issued and outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock.

D. The Company, on the one hand, and Acquiror, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Acquiror to enter into this Agreement, (i) certain key employees of the Company are entering into employment arrangements with Acquiror, and (ii) such key employees of the Company are entering into non-competition and non-solicitation agreements in substantially the form set forth as Exhibit A hereto (the “Non-Competition Agreements”), to be effective upon the Closing (as defined below).

F. The Closing of the Merger will be conditional upon, and shall occur concurrently with, the closing of the initial public offering of the common stock of Acquiror (the “Acquiror IPO”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Agreement” shall have the meaning set forth in the Preamble.

(b) “Acquiror” shall have the meaning set forth in the Preamble.

(c) “Acquiror Capital Stock” shall mean all of the issued and outstanding capital stock of Acquiror.

(d) “Acquiror Common Stock” shall mean shares of Common Stock of Acquiror.

(e) “Acquiror Disclosure Letter” shall have the meaning set forth in Article IV.

(f) “Acquiror Financials” shall have the meaning set forth in Section 4.7.

(g) “Acquiror IPO” shall have the meaning set forth in the Recitals.

(h) “Acquiror Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of Acquiror.

(i) “California Law” shall have the meaning set forth Section 2.1.

(j) “Certificate of Merger” shall have the meaning set forth in Section 2.2.

(k) “Closing” shall have the meaning set forth in Section 2.2.

(l) “Closing Date” shall have the meaning set forth in Section 2.2.

(m) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(n) “Common Stock Exchange Amount” shall mean an amount, rounded to the nearest sixth decimal, equal to the quotient of (i) (x) the total number of Merger Shares, less (y) the Series A Preferential Consideration and the Series B Preferential Consideration, divided by (ii) the number of Total Outstanding Shares (it being understood that if such number is less than zero (0), the Common Exchange Amount shall be zero (0)).

(o) “Company” shall have the meaning set forth in the Preamble.

(p) “Company Capital Stock” shall have the meaning set forth in the Recitals.

(q) “Company Common Stock” shall mean shares of common stock of the Company.

(r) “Company Disclosure Letter” shall have the meaning set forth in Article III.

(s) “Company Financials” shall have the meaning set forth in Section 3.7.

(t) “Company Intellectual Property” shall have the meaning set forth in Section 3.12(a).

(u) “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of the Company.

(v) “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase any shares of Company Capital Stock (whether or not vested) held by any person or entity, but not including any Company Warrants.

(w) “Company Stock Certificates” shall mean certificates representing shares of Company Capital Stock.

(x) “Company Warrants” shall mean all issued and outstanding rights (including commitments to grant rights) to purchase or otherwise acquire any shares of Company Capital Stock (whether or not vested) held by any person or entity, but not including any Company Options.

(y) “Conflict” shall have the meaning set forth in Section 3.5.

(z) “Contract” shall have the meaning set forth in Section 3.5.

(aa) “Delaware Law” shall have the meaning set forth Section 2.1.

(bb) “Dissenting Shares” shall have the meaning set forth in Section 2.7(a).

(cc) “Effective Time” shall have the meaning set forth in Section 2.2.

(dd) “Exchange Agent” shall have the meaning set forth in Section 2.8.

(ee) “FICA” shall mean the Federal Insurance Contribution Act.

(ff) “FIRPTA Compliance Certificate” shall have the meaning set forth in Section 6.8.

(gg) “FUTA” shall mean the Federal Unemployment Tax Act.

(hh) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(ii) “Governmental Entity” shall have the meaning set forth in Section 3.6.

(jj) “Hazardous Material” shall have the meaning set forth in Section 3.19(a).

(kk) “Hazardous Materials Activities” shall have the meaning set forth in Section 3.19(b).

(ll) “Intellectual Property” shall have the meaning set forth in Section 3.12(a).

(mm) “Intellectual Property Rights” shall have the meaning set forth in Section 3.12(a).

(pp) “Investment Bank” shall have the meaning set forth in Section 7.2(k).

(qq) “Key Employees” shall mean Mitchell Koulouris, Peter Koulouris and Anders Brown.

(rr) “Knowledge of Acquiror” shall mean, with respect to Acquiror, the knowledge of Steve Colmar, Craig Colmar, Cliff Haigler and Richard Rees.

(ss) “Knowledge of the Company” shall mean, with respect to the Company, the knowledge of Mitchell Koulouris, Peter Koulouris and Anders Brown, or what such persons should have known had such persons made due and diligent inquiry of those employees of the Company that would reasonably be expected to have actual knowledge of the relevant matters.

(tt) “Merger” shall have the meaning set forth in the Recitals.

(uu) “Merger Shares” shall mean 2,000,000 shares of Acquiror Common Stock (as adjusted for any stock split, recapitalization or the like).

(vv) “Offer Letter” shall have the meaning set forth in Section 6.12.

(ww) “Offering Price” shall mean the price per share at which shares of Acquiror Common Stock shall be first offered to the public.

(xx) “Registered Intellectual Property” shall have the meaning set forth in Section 3.12(a).

(yy) “Registration Statement” shall have the meaning set forth in Section 6.2.

(zz) “Representative” shall have the meaning set forth in Section 5.2.

(aaa) “SEC” shall mean the Securities and Exchange Commission.

(bbb) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ccc) “Series A Preferential Consideration” shall mean such portion of the Merger Shares issuable pursuant to Section 2.6(a)(i) in exchange for all of the issued and outstanding shares of Series A Preferred Stock.

(ddd) “Series A Exchange Amount” shall mean an amount, rounded to the nearest sixth decimal, equal to the quotient obtained by dividing (A) $0.1964798 by (B) the Offering Price.

(eee) “Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company.

(fff) “Series B Preferential Consideration” shall mean such portion of the Merger Shares issuable pursuant to Section 2.6(a)(i) in exchange for all of the issued and outstanding shares of Series B Preferred Stock.

(ggg) “Series B Exchange Amount” shall mean an amount, rounded to the nearest sixth decimal, equal to the quotient obtained by dividing (A) $0.262 by (B) the Offering Price.

(hhh) “Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company.

(iii) “Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(jjj) “Shareholder Spreadsheet” shall have the meaning set forth in Section 6.13.

(kkk) “Surviving Corporation” shall have the meaning set forth in Section 2.1.

(lll) “Tax” shall have the meaning set forth in Section 3.9(a).

(mmm) “Total Outstanding Shares” shall be the aggregate number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) issued and outstanding immediately prior to the Effective Time, including all shares issued pursuant to any Company Options or Company Warrants exercised or converted prior to the Effective Time.

1.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, Article, Exhibit and Schedule references used herein shall refer to Sections, Articles, Exhibits or Schedules of this Agreement, unless the context otherwise requires.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and the applicable provisions of the General Corporation Law of the State of California (“California Law”), the Company shall be merged with and into Acquiror, the separate corporate existence of the Company shall cease, and Acquiror shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, subject to the execution and delivery hereof by the parties hereto and the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place concurrently with the closing of the Acquiror IPO. The Closing shall occur at the offices of Hayden Bergman, Professional Corporation, at 150 Post Street, Suite 650, San Francisco, California, unless another time and/or place is mutually agreed upon by Acquiror and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (containing such terms and provisions as are necessary or appropriate for purposes of effecting the Merger, as mutually agreed upon by the parties), with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law and by filing an Agreement of Merger (containing such terms and provisions as are necessary or appropriate for purposes of effecting the Merger, as mutually agreed upon by the parties), with the Secretary of State of the State of California (the “Agreement of Merger”) (the time of such filings shall be referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and California Law, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Acquiror prior to the Effective Time, the certificate of incorporation of Acquiror as in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

(b) Unless otherwise determined by Acquiror prior to the Effective Time, the bylaws of Acquiror as in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving

Corporation, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers.

(a) Directors. Unless otherwise determined by Acquiror prior to the Effective Time, the directors of Acquiror immediately prior to the Effective Time shall remain the directors of the Surviving Corporation immediately after the Effective Time.

(b) Officers. Unless otherwise determined by Acquiror prior to the Effective Time, the officers of Acquiror immediately prior to the Effective Time shall remain the officers of the Surviving Corporation immediately after the Effective Time.

2.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Merger Consideration. The maximum number of shares of Acquiror Common Stock to be issued in exchange for the acquisition by Acquiror of all outstanding Company Capital Stock shall be equal to the Merger Shares. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or the Company or any holder of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the Company Stock Certificate representing such share of Company Capital Stock in the manner provided in Section 2.8, the following:

(i) Prior to and in preference to the distribution of any of the Merger Shares with respect to the shares of Company Common Stock, holders of Series A Preferred Stock and Series B Preferred Stock, upon the terms and subject to the conditions set forth below and throughout this Agreement, will be entitled to receive, for each share of Series A Preferred Stock and Series B Preferred Stock held by them, a number of shares of Acquiror Common Stock equal to the Series A Exchange Amount and Series B Exchange Amount, respectively. If the total number of Merger Shares is less than the number of shares of Acquiror Common Stock otherwise issuable pursuant to this Section 2.6(a)(i), then each share of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive its pro rata share of the total number of Merger Shares.

(ii) If there shall be any Merger Shares remaining after the distribution with respect to the shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Sections 2.6(a)(i), then the holders of the Company Common Stock, Series A Preferred Stock and Series B Preferred Stock, upon the terms and subject to the conditions set forth below and throughout this Agreement, will be entitled to receive, for each share of capital stock held by them, a number of shares of Acquiror Common Stock equal to the Common Stock Exchange Amount; provided that the holders of the Series A Preferred Stock and Series B Preferred Stock shall not receive an aggregate number of shares of Acquiror Common Stock greater than three (3) times the Series A Exchange Amount and Series B Exchange Amount, respectively, under this Section 2.6(a)(ii) and Section 2.6(a)(i) above with respect to each share of Series A Preferred Stock and Series B Preferred Stock held by them.

(b) Termination of Company Options and Company Warrants. The Company shall cause each Company Option and Company Warrant to be terminated or canceled and extinguished, to the extent not exercised or converted, as of or prior to the Effective Time.

(c) Cancellation of Acquiror-Owned and Company-Owned Stock. Each share of Company Capital Stock held by the Company or Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof.

(d) Adjustments to Exchange Amounts. Without limiting any other provision of this Agreement, the Common Stock Exchange Amount, Series A Exchange Amount and Series B Exchange Amount shall each be correspondingly adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, conversion, consolidation, contribution or exchange of shares or other like change with respect to Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fractional share of Acquiror Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Company Stock Certificate(s) receive from Acquiror an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Offering Price.

2.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under California Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 2.6, but the holder thereof shall only be entitled to such rights as are provided by California Law.

(b) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.6, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Acquiror (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

2.8 Surrender of Certificates.

(a) Exchange Agent. The transfer agent of Acquiror (or another entity selected at Acquiror’s reasonable discretion) shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Acquiror to Provide Acquiror Common Stock. Prior to the Closing, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article II the shares of Acquiror Common Stock issuable to Company Shareholders pursuant to Section 2.6 in exchange for outstanding shares of Company Capital Stock.

(c) Exchange Procedures. As soon as practicable following the Closing Date, Acquiror shall cause to be mailed to each Shareholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for certificates representing the number of Merger Shares to which such Shareholder is entitled. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Shareholders shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefore, a certificate representing the number of whole shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.6. Until so surrendered, each outstanding Company Stock Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes other than the payment of dividends, to evidence the ownership of the number of shares of Acquiror Common Stock into which such shares of Company Capital Stock shall have been so converted.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefore, the amount of dividends or other distributions (without interest) with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9 No Further Ownership Rights in Company Capital Stock. The Merger Shares paid in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to the shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Acquiror and the Exchange Agent, such consideration, if any, as may be required pursuant to Section 2.6.

2.11 Required Withholding. The Company, and on its behalf Acquiror and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror and the officers and directors of the Company and Acquiror are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror, subject to such exceptions as are disclosed in the disclosure letter supplied by the Company to Acquiror and dated as of the date hereof (the “Company Disclosure Letter”), that on the date hereof and as of the Closing Date as though made at the Closing Date, as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. The Company has delivered a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Acquiror. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, of which 8,607,166 shares are issued and outstanding, and 21,000,000 shares of Preferred Stock, of which (i) 9,000,000 shares are designated Series A Preferred Stock, of which 8,801,409 are issued and outstanding, and (ii) 12,000,000 shares are designated Series B Preferred Stock, of which 7,982,017 are issued and outstanding. The Company Capital Stock is held by the persons and in the amounts set forth in Section 3.2(a) of the Company Disclosure Letter. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights (which have not been waived in writing, provided that any such waiver is enforceable against all parties who may have had any such preemptive rights that were not exercised in full) created by statute, the articles of incorporation, as amended, or bylaws, as amended, of the Company, or any agreement to which the Company is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(b) Except for the Company’s 2004 Stock Plan (the “Plan”), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 1,500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plan, of which (i) 969,425 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, and (ii) 18,000 shares have been issued, as of the date hereof, upon the exercise of options granted under the Plan. Section 3.2(b)(i) of the Company Disclosure Letter sets forth for each outstanding Company Option, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, and the vesting schedule for such option. Section 3.2(b)(ii) of the Company Disclosure Letter sets forth for each outstanding Company Warrant, the name of the holder of such warrant, the number of shares of Company Capital Stock issuable upon the exercise of such warrant, the exercise price of such warrant, and the date upon which such warrant becomes exercisable. Except for the Company Options set forth in Section 3.2(b)(i) of the Company Disclosure Letter and the Company Warrants set forth in Section 3.2(b)(ii) of the Company Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated hereby and under the Amended and Restated Stockholders Agreement by and among the Company and certain Shareholders of the Company, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

3.3 Subsidiaries. Other than DMI Music Publishing, Inc., the Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval of this Agreement by the Shareholders. The vote required by the Shareholders to duly adopt this Agreement and approve the Merger and the transactions contemplated by this Agreement is (a) a majority of the outstanding shares of Company Capital Stock (on an as converted to Company Common Stock basis) voting together as a single class and (b) a majority of the outstanding shares of Preferred Stock voting as a single and separate class on an as converted to Company Common Stock basis. This Agreement, the Merger and the transactions contemplated by this Agreement have been unanimously approved by the board of directors of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforcement is limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.5 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the articles of incorporation, as amended, or bylaws, as amended, of the Company, (b) any material mortgage, indenture, lease, contract, covenant, agreement or instrument (each a “Contract” and collectively the “Contracts”) to which the Company or any of its properties or assets (whether tangible or intangible) is a party or, as the case may be, subject, or (c) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets.

3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Agreement of Merger with the Secretary of State of the State of California.

3.7 Company Financial Statements. The Company has provided or made available to Acquiror its unaudited balance sheets as of December 31, 2004 and July 31, 2005, and the related unaudited statements of operations for the year ended December 31, 2004 and the seven months ended July 31, 2005 (the “Company Financials”). The Company Financials are true and correct in all material respects. The Company Financials present fairly the Company’s financial condition and operating results as of the dates and during the periods indicated therein.

3.8 No Undisclosed Liabilities. The Company does not have any material obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (a) has not been reflected in the Company Financials, or (b) has not arisen in the ordinary course of business consistent with past practices since July 31, 2005.

3.9 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) As of the Closing Date, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are or will be true and correct.

(ii) As of the Closing Date, the Company will have paid all Taxes it is required to pay (not including any Taxes of the Company caused by an independent action taken by Acquiror (or an affiliate of Acquiror) after the Closing) and will have withheld with respect to its Employees and other persons (and timely paid over to the appropriate taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, FICA, FUTA and other Taxes required to be withheld.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(v) The Company does not have any liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved in the Company Financials, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since July 31, 2005 other than in the ordinary course of business.

(vi) The Company has made available to Acquiror, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

3.10 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise materially limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, other than restrictions on the rights to distribute digital music content acquired by the Company, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its digital music content to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.11 Title to Properties. The Company does not own any real property, nor has the Company ever owned any real property. Other than the offices located at 1545 River Park Drive, Suite 210, Sacramento, California 95815, the Company does not currently lease or sublease any real property. The Company has provided or made available a true and complete copy of the lease agreement for such office location to Acquiror, and such lease agreement is valid and effective in accordance with its terms and the Company has not received any written notice of any existing default or event of default.

3.12 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with any state, government or other public legal authority.

(b) Other than the trademark “Digital Musicworks International,” the Company does not own any Registered Intellectual Property.

(c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property, is free and clear of any Liens or other encumbrances.

(d) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

(e) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

(f) Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or reasonably necessary to the conduct of the business of the Company as it currently is conducted.

(g) To the Knowledge of the Company, the operation of the business of the Company as it currently is conducted, including the acquisition, processing and distribution of digital music content, does not, and will not immediately following the Closing, infringe or misappropriate the Intellectual Property Rights of any person or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any actual notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(i) There are no Contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute, to the Knowledge of the Company regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(j) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Acquiror by operation of law or otherwise of any Contracts or agreements to which the Company is a party, will result in: (i) Acquiror or the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Acquiror or the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Acquiror or the Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(k) To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

(l) The Company has taken all reasonable steps that are required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(m) No Company Intellectual Property, Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(n) Mitchell Koulouris and Peter Koulouris (together, the “Founders”) have assigned to the Company all Intellectual Property and Intellectual Property Rights of the Founders which relate to or are used in connection with the operation of the business of the Company, or which were created or used by the Founders in connection with the formation of, or the operation of the business of, the Company.

3.13 No Defaults. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice (in writing or otherwise pursuant to the terms of such Contract) that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract to which it is a party. Each Contract to which the Company is a party is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any default thereunder.

3.14 Interested Party Transactions.

(a) No officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.14.

(b) The Company has not loaned any money to any of its employees, directors or shareholders, and none of such persons is indebted to the Company for any amount. No employee, director or shareholder has loaned any money to the Company, and the Company is not indebted to any such persons for any amount other than for the reimbursement of expenses incurred in the ordinary course of business.

3.15 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any interest has been issued or granted to the Company, and is in full force and effect.

3.16 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

3.17 Accounts Receivable.

(a) The Company has made available to Acquiror a list of all accounts receivable of the Company as of August 31, 2005, together with a range of days elapsed since invoice.

(b) All of the Company’s accounts receivable arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.18 Minute Books. The minutes of the Company provided to counsel for Acquiror are the only minutes of the Company and contain complete and accurate summaries of all meetings and actions by written consent of the board of directors (or committees thereof) of the Company and contain complete and accurate summaries of all shareholder meetings and all shareholder actions by written consent since the time of incorporation of the Company.

3.19 Environmental Matters.

(a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and

Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. To the Knowledge of the Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Hazardous Material or any Hazardous Materials Activity of the Company.

(d) Reports and Records. The Company has made available to Acquiror all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.20 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.21 Employee Benefit Plans and Compensation.

(a) Definitions. For purposes of this Section 3.21, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant or director of the Company or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or Contract between the Company or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 3.21(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(c) Documents. The Company has provided or made available to Acquiror correct and complete copies of the documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, and all related information reasonably requested by Acquiror, including reports and filings made with any governmental agencies.

(d) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and to the Knowledge of the Company, no other party is in default or violation of, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any Affiliates,

threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan. The Company and its Affiliates are not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plans. The Company and its Affiliates have not ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plans subject to Title IV of ERISA, or (ii) ”multiemployer plan” within the meaning of Section (3)(37) of ERISA.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

(g) COBRA; FMLA; HIPAA. The Company has, prior to the Effective Time, complied with the health care continuation requirements of COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. The Company does not have any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee, except as expressly required by this Agreement.

(i) Employment Matters. The Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened, or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(j) Labor. No work stoppage or labor strike against the Company is pending or, to the Knowledge of the Company, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened, or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(k) No Interference or Conflict. To the Knowledge of the Company, no shareholder, director, officer, Employee or consultant of the Company is obligated under any Contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s businesses as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

3.22 Insurance. The Company has provided or made available to Acquiror all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company or any affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company there is no threatened termination of, or premium increase with respect to, any of such policies.

3.23 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.24 Registration Statement Information. The information regarding the Company provided by the Company for inclusion in the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.25 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been reasonably requested by Acquiror.

3.26 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain on the Closing Date, any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to the Company, subject to such exceptions as are disclosed in the disclosure letter supplied by Acquiror to the Company and dated as of the date hereof (the “Acquiror Disclosure Letter”), that on the date hereof and as of the Closing Date as though made at the Closing Date, as follows:

4.1 Organization and Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror was formed for purposes of carrying out the Merger and the Acquiror IPO and related transactions, and has not undertaken any activities to date. Acquiror has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Acquiror is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. Acquiror has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to the Company.

4.2 Acquiror Capital Structure.

(a) At the time of the Closing of the Acquiror IPO, the authorized capital stock of Acquiror will consist of (i) 20,000,000 shares of Common Stock, of which there will be not more than 3,000,000 shares of Acquiror Common Stock outstanding (not including the shares issuable by Acquiror hereunder, the shares of Acquiror Common Stock issued in the Acquiror IPO or any rights to purchase shares issued to the Investment Bank in connection with the Acquiror IPO), and (ii) 1,000,000 shares of Preferred Stock, none of which will be outstanding. As of the date hereof, the Acquiror Capital Stock is held by the persons and in the amounts set forth in Schedule 4.2(a) attached hereto. All outstanding shares of Acquiror Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights (which have not been waived in writing, provided that any such waiver is enforceable against all parties who may have had any such preemptive rights that were not exercised in full) created by statute, the certificate of incorporation, as amended, or bylaws, as amended, of Acquiror, or any agreement to which Acquiror is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Acquiror Capital Stock. Acquiror has no other capital stock authorized, issued or outstanding.

(b) Acquiror has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Acquiror is a party or by which it is bound obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Acquiror Capital Stock or obligating Acquiror to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Acquiror. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Acquiror.

4.3 Subsidiaries. Acquiror does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

4.4 Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement, the Merger and the transactions contemplated by this Agreement have been unanimously approved by the board of directors of Acquiror, and have been approved by the requisite stockholders of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Acquiror, enforceable in accordance with its terms, except to the extent that such enforcement is limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.5 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (a) any provision of the certificate of incorporation, as amended, and bylaws, as amended, of Acquiror or Sub, (b) any material mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise or license to which Acquiror or any of its respective properties or assets are subject, or (c) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets.

4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Acquiror (so as not to trigger any Conflict), is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Agreement of Merger with the Secretary of State of the State of California.

4.7 Acquiror Financial Statements. Acquiror has provided or made available to the Company its unaudited balance sheet as of July 31, 2005, and the related unaudited statements of operations for the period ended July 31, 2005 (the “Acquiror Financials”). The Acquiror Financials are true and correct in all material respects. The Acquiror Financials present fairly the Acquiror’s financial condition and operating results as of the dates and during the periods indicated therein.

4.8 No Undisclosed Liabilities. Acquiror does not have any material obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (a) has not been reflected in the Acquiror Financials, or (b) has not arisen in the ordinary course of business consistent with past practices since August 31, 2005.

4.9 Tax Matters.

(i) As of the Closing Date, Acquiror will have prepared and timely filed all required federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Acquiror or its operations and such Returns are or will be true and correct.

(ii) As of the Closing Date, Acquiror will have paid all Taxes it is required to pay and will have withheld with respect to its Employees and other persons (and timely paid over to the appropriate taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, FICA, FUTA and other Taxes required to be withheld.

(iii) Acquiror has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of Acquiror, proposed against Acquiror, nor has Acquiror executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Acquiror is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination.

(v) Acquiror does not have any liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved in the Acquiror Financials, whether asserted or unasserted, contingent or otherwise, and Acquiror has not incurred any liability for Taxes since August 31, 2005 other than in the ordinary course of business.

(vi) Acquiror has made available to Acquiror, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of Acquiror relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

4.10 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Acquiror is a party or otherwise binding upon Acquiror which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of Acquiror, any acquisition of property (tangible or intangible) by Acquiror, the conduct of business by Acquiror), or otherwise materially limiting the freedom of Acquiror to engage in any line of business or to compete with any person.

4.11 Title to Properties. The Company does not own or lease any real property or personal property.

4.12 No Defaults. Acquiror is in material compliance with and has not materially breached, violated or defaulted under, or received notice (in writing or otherwise pursuant to the terms of such Contract) that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract to which it is a party. Each Contract to which Acquiror is a party is in full force and effect, and Acquiror is not subject to any default thereunder, nor to the Knowledge of Acquiror is any party obligated to Acquiror pursuant to any such Contract subject to any default thereunder.

4.13 Interested Party Transactions.

(a) No officer, director or stockholder of Acquiror (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Acquiror furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Acquiror, any goods or services, or (iii) a beneficial interest in any Contract to which Acquiror is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.14.

(b) Acquiror has not loaned any money to any of its employees, directors or shareholders, and none of such persons is indebted to Acquiror for any amount. No employee, director or shareholder has loaned any money to Acquiror, and the Acquiror is not indebted to any such persons for any amount other than for the reimbursement of expenses incurred in the ordinary course of business.

4.14 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which Acquiror currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of Acquiror’s business as currently conducted or the holding of any interest has been issued or granted to Acquiror, and is in full force and effect.

4.15 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to Knowledge of Acquiror, threatened, against Acquiror, any of its properties (tangible or intangible) or any of its officers or directors. There is no investigation or other proceeding pending or, to the Knowledge of Acquiror, threatened, against Acquiror, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Acquiror to conduct its operations as presently or previously conducted or as presently contemplated by Acquiror to be conducted.

4.16 Minute Books. The minutes of Acquiror provided to the Company are the only minutes of Acquiror and contain complete and accurate summaries of all meetings and actions by written consent of the board of directors (or committees thereof) of Acquiror and contain complete and accurate summaries of all Acquiror stockholder meetings and all Acquiror stockholder actions by written consent since the time of incorporation of Acquiror.

4.17 Environmental Matters.

(a) Hazardous Material. Acquiror has not: (i) operated any underground storage tanks at any property that Acquiror has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including any Hazardous Material, but excluding office and janitorial supplies properly and safely maintained. To the Knowledge of Acquiror, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Acquiror has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Acquiror has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to Acquiror, nor has Acquiror disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Acquiror threatened, concerning any Hazardous Material or any Hazardous Materials Activity of Acquiror. Acquiror has no Knowledge of any fact or circumstance which could involve Acquiror in any environmental litigation or impose upon Acquiror any environmental liability.

(d) Reports and Records. Acquiror has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.18 Brokers’ and Finders’ Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby other than those amounts payable to the underwriter in connection with the Acquiror IPO.

4.19 Acquiror Employees. Acquiror does not have and has never had any employees.

4.20 Compliance with Laws. Acquiror has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

4.21 Registration Statement Information. The information contained in the Registration Statement, other than the information to be provided by the Company, shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.22 Complete Copies of Materials. Acquiror has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Company.

4.23 Representations Complete. None of the representations or warranties made by Acquiror (as modified by the Acquiror Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Acquiror pursuant to this Agreement contains, or will contain on the Closing Date, any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of the Company, except to the extent that Acquiror shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and use its commercially reasonable efforts to preserve intact the Company’s present business organizations, keep available the services of the Company’s present officers and key employees and preserve the Company’s relationships with content owners, online music stores and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Acquiror of any material event or occurrence not in the ordinary course of business of the Company. Except as expressly contemplated by this Agreement, or for the purpose of acquiring digital rights to music content, the Company shall not, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) make any expenditures, other than for legal expenses, payroll, payroll taxes, benefits and rent in the ordinary course of the business and consistent with past practices;

(b) sell, license or transfer to any person or entity any rights to any music content other than for the sale and/or distribution of the Company’s music content in the ordinary course of the Company’s business;

(c) enter into or amend (or agree to amend), or violate the terms of, any material Contract;

(d) commence or settle any litigation;

(e) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefore) except in accordance with the agreements evidencing Company Options;

(f) other than in connection with the Company’s Series B Preferred Stock financing or the issuance of shares of Company Common Stock or Company Options to employees of and consultants and advisors to the Company, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(g) cause or permit any amendments to the articles of incorporation or bylaws of the Company;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s businesses;

(i) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company, except that the Company may offer its music content for digital download in the ordinary course of business;

(j) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(k) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(l) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof;

(m) adopt or amend any Company Employee Plan, enter into any employment Contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Letter;

(n) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(o) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as otherwise required by law;

(p) enter into any material licensing, distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement, except that the Company may make its music content available for digital download;

(q) hire or terminate any Employees, or encourage any Employees to resign from the Company;

(r) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or

(s) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(r), or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, representatives or affiliates, any of such persons a “Representative”, to), directly or indirectly, take any of the following actions with any party other than Acquiror and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the Company’s businesses, properties or technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company’s businesses, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, other than the distribution of the Company’s music tracks in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall (x) immediately suspend any discussions with such offeror or party with regard to such offers, proposals or requests and (y) promptly (but no later than within one (1) business day) notify Acquiror thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Acquiror may reasonably request. Any breach of this Section 5.2 by any Representative shall be deemed to be a breach of this Section 5.2 by the Company. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Shareholder Approval. The Company shall promptly submit this Agreement, the Merger and the transactions contemplated by this Agreement to its Shareholders for adoption and approval as provided by California Law and the articles of incorporation, as amended, and bylaws, as amended, of the Company. In connection therewith, the board of directors of the Company shall unanimously approve the Merger, this Agreement and the transactions contemplated by this Agreement, declare their advisability and unanimously recommend that the Shareholders vote in favor of and adopt this Agreement and approve the Merger and the transactions contemplated by this Agreement. The Company shall use its commercially reasonable best efforts to obtain the unanimous consent of the Shareholders, prior to the filing of the Registration Statement, of the adoption of this Agreement and the approval of the Merger and the transactions contemplated by this Agreement. Prior to submitting any materials relating to such proposals for approval to the Shareholders, the Company shall provide Acquiror with a copy of all such materials to be submitted to the Shareholders for Acquiror’s review and approval, which approval shall not be unreasonably withheld or delayed.

6.2 Registration Statement. As promptly as practicable after the execution of this Agreement, Acquiror will prepare and file with the SEC a registration statement on Form S-1 in connection with the initial public offering of Acquiror’s Common Stock (the “Registration Statement”). Acquiror and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Registration Statement pursuant to this Section 6.2. Acquiror will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Acquiror will notify the Company promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, Acquiror will promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff, such amendment or supplement. Acquiror shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. The Acquiror shall use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the initial public offering of Acquiror Common Stock, and the Company shall furnish any information concerning the Company as may be reasonably requested in connection with any such action.

6.3 Access to Information. The Company and Acquiror shall afford each other and their accountants, counsel and other representatives, reasonable access during the period from the date hereof and, unless this Agreement is sooner terminated, prior to the Effective Time to (i) all of the their properties, books, Contracts, commitments and records, and (ii) all other information concerning their businesses, properties and personnel, as the other party may reasonably request. The Company shall provide such information as Acquiror may reasonably request for purposes of inclusion in the Registration Statement, including internal financial information. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement (the “Confidential Disclosure Agreement”) between the Company and Acquiror.

6.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Acquiror.

6.6 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld; provided that the parties shall provide such information as is required or appropriate in the Registration Statement and in connection with the Offering.

6.7 Consents. The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under those Contracts to which the Company is a party, with respect to the transactions contemplated by this Agreement.

6.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Acquiror a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Acquiror for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Acquiror shall not be required to agree to any divestiture by Acquiror or the Company or any of Acquiror’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Acquiror or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and capital stock.

6.10 Notification of Certain Matters. Each of Acquiror and the Company shall give prompt notice to each other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Acquiror or of the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of Acquiror or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Acquiror or the Company pursuant to this Section 6.10 shall be deemed to amend or supplement the Acquiror Disclosure Letter or Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.11 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.12 New Employment Arrangements. The employees of the Company immediately prior to the Closing Date shall be offered “at-will” employment by Acquiror, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States. Such “at-will” employment arrangements will (i) be set forth in offer letters (each, an “Offer Letter”), (ii) be subject to and in compliance with Acquiror’s applicable human resources policies and procedures, (iii) have terms, including the position, salary and responsibilities of such employee, which will be determined by Acquiror after consultation with the Company’s management, and (iv) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date. In furtherance of the foregoing, the Company shall terminate all employment agreements and other arrangements with its employees effective prior to the Closing.

6.13 Shareholder Spreadsheet. The Company shall prepare a spreadsheet (the “Shareholder Spreadsheet”) in form acceptable to the Exchange Agent and Acquiror, which spreadsheet shall be certified as true and correct by the Chief Executive Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Shareholders and their respective addresses, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock, Series A Preferred Stock or Series B Preferred Stock and the respective certificate numbers of those shares in respect of which the Merger Shares shall be payable), the number of shares of Acquiror Common Stock issuable to each such holder, the amount of cash to be paid to each holder, if any, in lieu of fractional shares, the taxpayer identification number of each Shareholder and such other information relevant thereto or which the Exchange Agent or Acquiror may reasonably request.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Acquiror to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing the consummation of the Merger, (ii) prohibiting Acquiror’s ownership or operation of any portion of the business of the Company or (iii) compelling Acquiror or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Acquiror as a result of the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(c) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the Shareholders by the requisite vote under California Law and the Company’s articles of incorporation, as amended.

7.2 Conditions to the Obligations of Acquiror. The obligations of Acquiror to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which will be true and correct in all material respects as of such date) shall be true and correct in all material respects on the date they were made and shall be true and correct in all material respects (except that such representations and warranties that are qualified by materiality, including Company Material Adverse Effect, shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed reasonably appropriate or necessary by Acquiror shall have been timely obtained.

(c) Litigation. There shall be no material action, suit, claim, or proceeding of any nature pending against Acquiror or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(d) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect.

(e) Termination of Company Options and Company Warrants. The Company shall have caused to be exercised or terminated all Company Options and Company Warrants.

(f) Shareholder Approval. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been adopted and approved by Shareholders holding not less than fifty percent (50%) of the outstanding shares of the Company Capital Stock, as well as by the requisite vote under California Law and the Company’s amended and restated articles of incorporation, as applicable.

(g) Certificate of the Company. Acquiror shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Acquiror set forth in this Section 7.2 have been satisfied (unless otherwise waived by Acquiror in accordance with the terms hereof).

(h) Certificate of Secretary of Company. Acquiror shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the articles of incorporation, as amended, and the bylaws, as amended, of the Company, (ii) the valid adoption of resolutions of the board of directors of the Company unanimously approving the Merger, this Agreement and the transactions contemplated by this Agreement, and (iii) the valid adoption of resolutions of Shareholders holding not less than fifty percent (50%) of the outstanding shares of Company Capital Stock adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement.

(i) Certificate of Good Standing of California. Acquiror shall have received a certificate of good standing for the Company from the Secretary of State of the State of California dated within a reasonable period prior to the Closing certifying as to the good standing of the Company in the State of California.

(j) FIRPTA Certificate. Acquiror shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(k) Shareholder Spreadsheet. The Company shall have delivered to Acquiror and the Exchange Agent the Shareholder Spreadsheet, which shall have been certified as true and correct by the Chief Executive Officer of the Company.

(l) Conditions in the Underwriting Agreement Met or Waived. The conditions to I-Bankers Securities Incorporated’s (the “Investment Bank”) obligations under its underwriting agreement with the Acquiror to purchase the Acquiror’s Common Stock as set forth in such agreement must have been met or waived by the Investment Bank.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement (other than the representations and warranties of Acquiror as of a specified date, which will be true and correct in all material respects as of such date) were true and correct in all material respects when made and shall be true and correct in all material respects (except that such representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and each of Acquiror shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them prior to or as of the Closing.

(b) Litigation. There shall be no material action, suit, claim, or proceeding of any nature pending against Acquiror or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(c) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have an Acquiror Material Adverse Effect.

(d) Certificate of Acquiror. The Company shall have received a certificate executed on behalf of Acquiror by a duly authorized officer of Acquiror to the effect that, as of the Closing, each of the conditions to the obligations of the Company set forth in this Section 7.3 has been satisfied.

(e) Certificate of Secretary of Acquiror. The Company shall have received a certificate, validly executed by the Secretary of Acquiror, certifying as to (i) the terms and effectiveness of the certificate of incorporation, as amended, and the bylaws, as amended, of Acquiror, (ii) the valid adoption of resolutions of the board of directors of Acquiror unanimously approving the Merger, this Agreement and the transactions contemplated by this Agreement, and (iii) the valid adoption of resolutions of the stockholders of Acquiror adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement.

(f) Certificate of Good Standing of Delaware. The Company shall have received a certificate of good standing for Acquiror from the Secretary of State of the State of Delaware dated within a reasonable period prior to the Closing certifying as to the good standing of Acquiror in the State of Delaware.

(g) Conditions in the Underwriting Agreement Met or Waived; Offering Price. The conditions to the Investment Bank’s obligations under its underwriting agreement with the Acquiror to purchase the Acquiror’s Common Stock as set forth in such agreement must have been met or waived by the Investment Bank, and the Offering Price shall be not less than $[*] per share.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Company and Acquiror;

(b) by Acquiror or the Company, if the Effective Time has not occurred before 5:00 p.m. (local time in California) on February 28, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by Acquiror or the Company, if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Acquiror or the Company, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would: (i) prohibit Acquiror’s ownership or operation of any material portion of the business of the Company or (ii) compel Acquiror or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Acquiror as a result of the Merger;

(e) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in the Company’s representations and warranties or breach by the Company would not have a Material Adverse Effect on Acquiror and the Company as a combined entity, or is curable by the Company through the exercise of its commercially

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

reasonable efforts, then Acquiror may not terminate this Agreement under this Section 8.1(e) prior to the end of a 20-day period following such breach (or inaccuracy arising), provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured prior to the end of such period);

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Acquiror’s representations and warranties or breach by Acquiror would not have a Material Adverse Effect on Acquiror and the Company as a combined entity, or is curable by Acquiror through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to the end of a 20-day period following such breach (or inaccuracy arising), provided Acquiror continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach by Acquiror is cured prior to the end of such period);

(g) by Acquiror, if an event or change having a Company Material Adverse Effect shall have occurred after the date of this Agreement and such Company Material Adverse Effect has not been cured within a 20-day period following such event or change; or

(h) by the Company, if an event or change having an Acquiror Material Adverse Effect shall have occurred after the date of this Agreement and such Acquiror Material Adverse Effect has not been cured within a 20-day period following such event or change.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, the Company or their respective officers, directors or stockholders, if applicable; provided, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that, the provisions of Sections 6.4, 6.5 and 6.6, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

8.4 Extension; Waiver. At any time prior to the Closing, Acquiror, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail or commercial delivery service will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a) if to Acquiror, to:

Digital Music Group, Inc.

603 W. 13th, #1A-247

Austin, Texas 78701

Attention: Steve Colmar

Telephone No.: (512) 263-7525

(b) if to the Company, to:

Digital Musicworks International, Inc.

1545 River Park Drive, Suite 210

Sacramento, CA 95815

Attention: Mitchell Koulouris

Telephone No.: (916) 239-6010

Facsimile No.: (916) 239-6018

9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.3 Entire Agreement; Assignment. This Agreement, the Company Disclosure Letter, the Acquiror Disclosure Letter, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise; provided, that Section K (Standstill and Confidentiality) of the Proposed Summary of Terms dated August 26, 2005 by and among Acquiror, the Company and certain other parties (the “Summary of Terms”) shall continue in full force and effect.

9.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Other Remedies. Any and all remedies herein expressly conferred upon a party, or set forth in Section K of the Summary of Terms to the extent applicable, will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons.

9.7 Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9 Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.10 No Survival of Representations and Warranties. Except in the event of fraud or intentional or willful misrepresentation, the representations and warranties of the Company and Acquiror contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

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IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed, all as of the date first written above.

DIGITAL MUSIC GROUP, INC.		DIGITAL MUSICWORKS INTERNATIONAL, INC.

By:	/S/ STEVE COLMAR	By:	/S/ MITCHELL KOULOURIS
Name:	Steve Colmar	Name:	Mitchell Koulouris
Title:	Chairman of the Board	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

EXHIBIT A

FORM OF

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of September     , 2005 by and among Digital Music Group, Inc., a Delaware corporation (“DMG”), and the undersigned shareholder (“Shareholder”) of Digital Musicworks International, Inc., a California corporation (the “Company”). The Closing Date (as defined in the Merger Agreement (as defined below)) shall be the “Effective Date” of this Agreement.

RECITALS

A. Concurrent with the execution of this Agreement, DMG and the Company have entered into an Agreement and Plan of Reorganization dated as of September 12, 2005 (the “Merger Agreement”) pursuant to which the Company shall merge with and into DMG (the “Merger”).

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive shares of Common Stock of DMG, upon the terms and subject to the conditions, set forth in the Merger Agreement.

C. Shareholder acknowledges that he is a substantial shareholder, officer and/or director of the Company.

D. As a condition and mutual inducement to the Merger, and to preserve the value of the business being acquired by DMG after the Merger, the Merger Agreement contemplates, among other things, that Shareholder shall enter into this Agreement and that this Agreement shall become effective on the Effective Date.

E. The Merger shall be conditional upon and shall occur concurrent with the initial public offering of shares of Common Stock of DMG.

NOW, THEREFORE, in consideration of the mutual promises made herein, DMG and the Shareholder hereby agree as follows:

1. Covenant Not to Compete or Solicit.

(a) During the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Non-Competition Period”), Shareholder shall not, other than on behalf of DMG, directly or indirectly, without the prior written consent of DMG: (i) engage in, anywhere in the United States in which DMG conducts business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of one percent (1%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) interfere with the business of DMG or approach, contact or solicit DMG’s customers in connection with a Competing Business Purpose. For purposes of this Agreement, “Competing Business Purpose” shall mean the acquisition, processing and distribution of music content for digital download.

(b) Beginning on the Effective Date and for the duration of the Non-Competition Period, Shareholder shall not, directly or indirectly, without the prior written consent of DMG, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of DMG or any subsidiary of DMG to (i) terminate his or her employment with the DMG, or (ii) engage in any action in which Shareholder would, under the provisions of Section 1(a) hereof, be prohibited from engaging.

(c) The covenants contained in Sections 1(a) and 1(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) and Section 1(b), respectively. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Shareholder acknowledges that (i) the goodwill associated with the existing business, customers and assets of the Company prior to the Merger is an integral component of the value of the Company to DMG and is reflected in the portion of the consideration issuable to Shareholder, and (ii) Shareholder’s agreement as set forth herein is necessary to preserve the value of the Company for DMG following the Merger. Shareholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company and DMG are engaged in a highly competitive industry, (B) Shareholder has unique access to, and will continue to have access to, the trade secrets and know-how of the DMG, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of DMG, (C) Shareholder is receiving significant consideration in connection with the Merger, and (D) in the event Shareholder’s employment with DMG ended, Shareholder would be able to obtain suitable and satisfactory employment without violation of this Agreement.

2. Miscellaneous.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in the Northern District of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(b) Severability. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c) No Assignment. Because the nature of the Agreement is specific to the actions of Shareholder, Shareholder may not assign this Agreement. This Agreement shall inure to the benefit of DMG and its successors and assigns.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

If to DMG:	Digital Music Group, Inc.
1545 River Park Drive, Suite 210
Sacramento, CA 95815
Attn: Chief Executive Officer
Telephone No.: (916) 239-6010
Facsimile No.: (916) 239-6018

If to Shareholder:	To the address set forth on the signature page hereof

(e) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by DMG and Shareholder.

(f) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(g) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, DMG and Shareholder have caused this Agreement to be signed as of the date first written above.

DIGITAL MUSIC GROUP, INC.	SHAREHOLDER:

By:	By:
Name:	Name:
Title:
Address: